Exhibit 10.34

LEASE #5

(Troy, MI)

This “Lease #5” is entered into as of the 11th day of February, 2013 (the “Effective Date”) between Theriac Enterprises of Troy, LLC, a Florida limited liability company (“Landlord”), and Michigan Radiation Therapy Management Services, Inc., a Michigan corporation (“Tenant”), for the leasehold improvements (the “Facility”) made upon the premises identified as Suite B111 (the “Premises”) and located within the building with a street address of 4550 Investment Drive, Troy, Michigan 48098 (the “Building”) situated on the real property more particularly described on attached Exhibit A (the “Property”), such Premises being leased by Tenant from UnaSource Health II, L.L.C., a Michigan limited liability company pursuant to a real estate lease dated December 1, 2011 (the “Real Estate Lease”) and used as a radiation or oncology related medical office (as such utilization may be changed pursuant to Section 7.1(a) and collectively, the “Business”). Pursuant to its concurrent Guaranty, 21st Century Oncology, Inc., a Florida corporation (“Guarantor”) has guaranteed Tenant’s obligations hereunder. In consideration of the mutual covenants, conditions and agreements set forth herein, Landlord hereby leases the Premises to Tenant for the Term upon the terms and conditions provided below. Certain capitalized terms used in this Lease are defined on Exhibit D.

RECOGNITION OF LEASE;

IRREVOCABLE WAIVER OF CERTAIN RIGHTS

Tenant and Landlord each acknowledge and agree that the terms and conditions of this Lease shall be uniformly applied to the Facility and the Premises. The Rent, other amounts payable hereunder and all other provisions contained herein have been negotiated and agreed upon based on the intent to lease the entirety of the Premises as a single and inseparable transaction pursuant to this Lease.

Tenant and Guarantor each acknowledge and agree that Landlord is entering into this Lease as an accommodation to Tenant and Guarantor. Tenant and Guarantor, in order to induce Landlord to enter into this Lease, to the extent permitted by law:

A.                                    Agrees, acknowledges and is forever estopped from asserting to the contrary that the statements set forth in the first sentence of this Section are true, correct and complete;

B.                                    Agrees, acknowledges and is forever estopped from asserting to the contrary that this Lease is a new and de novo lease, which supersedes and replaces in its entirety any existing or prior occupancy lease between the Tenant and the Landlord or between any of the entities comprising Tenant and any of the entities comprising Landlord that may have existed prior to the date hereof; and

C.                                    Agrees, acknowledges and is forever estopped from asserting to the contrary that this Lease is a single lease pursuant to which the collective Premises are demised to the Tenant pursuant to the terms and conditions of this Lease;

With respect to this Lease and exercise of the rights of Tenant and discharge of the duties and obligations of Tenant with respect to the Facility and Premises occupied by Tenant, Tenant hereby appoints Guarantor as its agent with power of attorney, coupled with an interest, to pay rent and to exercise all of the other rights of Tenant and to perform and discharge any and all duties and obligations of Tenant under this Lease with respect to the Facility and Premises. Any act of Guarantor as agent or attorney-in-fact for Tenant may be relied upon by Landlord as the act of Tenant.

1.                                      Term. The “Term” of this Lease commences on February 11, 2013 and ends on February 28, 2023, and a “Lease Year” is the twelve month period commencing on March 1 of each year of the Term; provided, however, the first Lease Year shall commence on February 11, 2013 and end on February 28, 2014.

2.                                      Rent. During the Term, Tenant shall pay Landlord “Rent” determined as provided in this Section 2; provided, the Rent for any Lease Year shall not be less than one hundred percent (100%) of the Rent for the previous Lease Year. The Rent for any month that begins or ends on other than the first or last day of a calendar month shall be prorated based on actual days elapsed.

2.1                               Rent. During the Term, “Rent” is Five Hundred Seventy-Six Thousand Five Hundred Forty-Five and 30/100 Dollars ($576,545.30) annually, payable in advance in twelve (12) equal monthly installments.

2.2                               Payment Terms. All Rent and other payments to Landlord shall be paid by wire transfer or ACH (Automated Clearing House) only. Rent shall be paid in advance in equal monthly installments on or before the first (1st) Business Day of each calendar month.

2.3                               Absolute Net Lease. All Rent payments shall be absolutely net to Landlord, free of any and all Taxes, Other Charges, and operating or other expenses of any kind whatsoever, all of which shall be paid by Tenant. Tenant shall continue to perform its obligations under this Lease even if Tenant claims that it has been damaged by Landlord. Thus, Tenant shall at all times remain obligated under this Lease without any right of setoff, counterclaim, abatement, deduction, reduction or defense of any kind. Tenant’s sole right to recover damages against Landlord under this Lease shall be to prove such damages in a separate action.

3.                                      Late Charges. The late payment of Rent or other amounts due will cause Landlord to lose the use of such money and incur administrative and other expenses not contemplated under this Lease. While the exact amount of the foregoing is extremely difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Landlord, if any Rent or other amount is not paid within (i) five (5) days after the due date for such payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to three percent (3%) of such delinquent amounts, and (ii) ten (10) days after the due date for such payment, such unpaid amount shall accrue interest from such date at the “Agreed Rate” of five percent (5%) plus the prime rate of interest as published in the Wall Street Journal on the eleventh (11th) day after the due date for such payment, provided that no late charge shall be incurred by Tenant as a result of any delinquency in the initial payment of Rent.

4.                                      INTENTIONALLY OMITTED.

5.                                      Taxes and Other Charges. At the end of the Term, all Taxes and Other Charges shall be prorated. If Tenant has prepaid any Taxes or Other Charges for periods extending beyond the end of the Term, Landlord shall, within forty-five (45) days of the expiration of the Term, reimburse Tenant for such Taxes and Other Charges, which obligation shall survive the expiration or earlier termination of this Lease. Landlord shall promptly forward to Tenant copies of all bills and payment receipts for Taxes or

Other Charges received by it. At the end of the Term, Subject to Section 5.1 and Landlord’s obligations to make payments from the Tax Impound as defined therein, Tenant shall pay and discharge (including the filing of all required returns), prior to delinquency or imposition of any fine, penalty, interest or other cost (“Penalty”) the following: (i) “Taxes”, consisting of any property (real and personal) and other taxes and assessments levied or assessed with respect to this Lease or any portion of the Premises, including, without limitation, any state or county occupation tax, transaction privilege, franchise taxes, business privilege, rental tax or other excise taxes, and other assessments levied or assessed against the Premises, Tenant’s interest therein or Landlord (with respect to this Lease and/or the Premises, but excluding any local, state or federal income tax based upon the net income or excess profits of Landlord, any capital gains tax imposed on Landlord in connection with the sale of all or any portion of the Premises to any Person and any transfer tax or stamps for Landlord’s transfer of any interest in any portion of the Premises to any Person other than Tenant or any of its Affiliates), which shall be borne by Landlord, and (ii) “Other Charges”, consisting of any utilities, common area maintenance, and other costs and expenses of the Business and operation, possession or use of any portion of the Premises and all other charges, obligations or deposits assessed against any portion of the Premises during the Term. Tenant may pay all of any portion of the Taxes or the Other Charges in permitted installments (whether or not interest accrues on the unpaid balance) when due and before any Penalty. Tenant will furnish to Landlord, promptly after demand therefore, proof of payment of Taxes and Other Charges which are paid by Tenant.

5.1                               Protests. Each party has the right, but not the obligation, in good faith to protest or contest (a “Protest”) in whole or in part (i) the amount or payment of any Taxes or Other Charges and (ii) the existence, amount or validity of any Lien (as defined in Section 8.1) by appropriate proceedings sufficient to prevent its collection or other realization and the sale, forfeiture or loss of any portion of the Premises or Rent to satisfy it (so long as, in the case of any Protest or contest by Tenant, Tenant provides Landlord with reasonable security to assure the foregoing, which security may take the form of a title indemnity (in a form reasonably acceptable to Landlord and from a national title insurance company reasonably acceptable to Landlord) or payment of the amount due the lien claimant), provided that if as a result of any Protest initiated by Landlord, such Taxes, Other Charges or the amount of any Lien increases above the protested amount, such increase shall be borne exclusively by Landlord. Each party shall diligently prosecute any such Protest initiated by it at its sole cost and expense. In connection with any Protest that Tenant is diligently pursuing regarding Taxes, subject to Landlord’s obligation to make payments from the Tax Impound pursuant to Section 5.2, Tenant shall pay the Taxes that are the subject of such Protest before the imposition of any Penalty. In connection with any Protest that Tenant is diligently pursuing regarding any Other Charges or Liens, Tenant shall pay such Other Charges or pay such Liens (or otherwise cause them to be removed) before any part of the Premises or any Rent therefrom or interest therein is in any danger of being sold, forfeited, attached or lost. At Tenant’s sole cost and expense, Landlord will cooperate fully in any Protest that involves an amount assessed against it and, at Tenant’s request, in the case of any Protest in which Tenant is prohibited from solely prosecuting such proceedings by applicable law.

6.                                      Insurance. All insurance provided for in this Lease shall (i) be maintained under valid and enforceable policies issued by insurers licensed and approved to do business in the state(s) where the Facility or portion of the Premises is located and having general policyholders and financial ratings of not less than “A-” and “X”, respectively, in the then current Best’s Insurance Report, (ii) except for insurance referenced in Section 6(c), 6(d) and Section 6(e), name Landlord (and, if required, pursuant to the terms of any mortgage encumbering the Premises, or any part hereof, Landlord’s mortgagee) as an additional insured and, for the casualty policy referenced in Section 6(a), as the owner and loss payable beneficiary, (iii) be on an “occurrence” basis, (iv) cover all of Tenant’s operations at the Facility or portion of the Premises, (v) provide that the policy may not be canceled except upon not less than thirty (30) days prior written notice to Landlord and (vi) be primary and provide that any insurance with respect to any portion of the Premises maintained by Landlord is excess and noncontributing with Tenant’s insurance. The parties hereby waive as to each other all rights of subrogation (other than with respect to Worker’s Compensation Coverage described below) which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Original policies or satisfactory insurer certificates evidencing the existence of the insurance required by this Lease and showing the interest of Landlord shall be provided to it prior to the commencement of the Term or, for a renewal policy, not less than five (5) days prior to the expiration date of the policy being renewed. If Landlord is provided with a certificate, it may demand that Tenant provide a complete copy of the related policy within fifteen (15) days. Tenant may satisfy the insurance requirements hereunder through coverage under a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance. During the Term, Tenant shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

(a)                                 Fire and Extended Coverage with respect to the Facility against loss or damage from all causes under standard “all risk” property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood, vandalism, earthquake, malicious mischief or any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of the Facility and all Tenant Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). Additionally, if the Facility contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Facility, in an amount equal to one hundred percent (100%) of the full replacement cost of the Facility, which policies shall insure against physical damage to and loss of occupancy and use of the Facility arising out of an accident or breakdown covered thereunder. Notwithstanding any provision to the contrary herein, insurance coverage for earthquake shall be limited to One Million Dollars ($1,000,000) in the aggregate for the entire Premises.

(b)                                 Commercial General Public Liability Coverage with respect to the Facility (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about the Facility, affording the parties protection of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, which maximum aggregate limit may be satisfied with the combination of commercial general public liability coverage and excess and/or umbrella coverage;

(c)                                  Professional Liability Coverage with respect to the Facility for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, in a minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate;

(d)                                 Worker’s Compensation Coverage with respect to the Facility for injuries sustained by Tenant’s employees in the course of their employment and otherwise consistent with all applicable legal requirements;

(e)                                  Business Interruption and Extra Expense Coverage with respect to the Facility for loss of rental value for a period not less than one (1) year, covering perils consistent with the requirements of Section 6(a) and providing that any covered loss thereunder shall be payable to the Landlord as its interests may appear, and (A) including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Tenant, Landlord and any other insured thereunder from being a co-insurer, or (B) if such insurance contains a coinsurance provision, with a limit greater than or equal to ten (10) times the amount of annual Rent then payable under this Lease; and

(f)                                   Deductibles/Self-Insured Retentions for the above policies shall not be greater than One Hundred Twenty Five Thousand Dollars ($125,000.00). At such times and only so long as policies of insurance with deductibles or self-insured retentions not greater than One Hundred Twenty Five Thousand Dollars ($125,000.00) are generally not available to operators of businesses similar to that then being conducted at the Premises at commercially reasonable rates, as determined by Landlord in its reasonable judgment, the deductibles or self-insured retentions on the policies of insurance required hereunder may be in such greater amount, as determined by Landlord in its reasonable judgment, that would result in the applicable policies being available at commercially reasonable rates, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00). Notwithstanding the foregoing, with respect to windstorm/hail coverage, the deductibles/self-insured retentions for the Facility shall be equal to the greater of (i) such amounts permitted under the preceding two sentences, (ii) with respect to only those Facility located in the State of Florida, $250,000.00, and (iii) five percent (5%) of the total insurable value of the Facility.

7.                                      Use, Regulatory Compliance and Preservation of Business.

7.1                               Permitted Use.

(a)                                 Tenant shall use, operate and occupy the Facility as a radiation or oncology related medical office building and treatment center, and for ancillary services relating thereto, but for no other purpose; provided, however, that Tenant may, with the written approval of Landlord (subject to the succeeding sentence, to be granted or withheld in the exercise of its sole and absolute discretion) change the use of the Facility to a different use so long as Tenant shall continue to use, operate and occupy the Facility for a use in the medical services industry. Landlord, upon the written request of Tenant, shall approve a change in the use of the Facility if the following conditions are met: (i) the proposed change in use is for a use in the medical services industry, (ii) Tenant has obtained and provided to Landlord appraisals (prepared by an appraiser reasonably acceptable to Landlord) that take into account the proposed change in use and that demonstrate to Landlord’s reasonable satisfaction that the fair market value of the Facility after the change in use will not result in a material reduction of the fair market value of the Facility, and (iii) Tenant has obtained or agrees to obtain prior to such change in use all licenses, certificates, permits and all other approvals required by law in connection with operating the Facility for the proposed new use. Tenant shall operate the Facility and the Business conducted thereon in a manner consistent with all applicable laws.

(b)                                 Tenant shall continuously and uninterruptedly use, operate and occupy the Facility throughout the Term; provided, however, that (i) Tenant may close down the operations of the Facility in connection with Tenant’s refurbishing, upgrading, or changing the permitted use of the Facility for a commercially reasonable amount of time required to complete such refurbishment, upgrades, or change in use; but in no event shall such period of time exceed two hundred seventy (270) days, and (ii) subject to the Tenant’s restoration obligations contained in this Lease, Sections 17 and 18, the Facility may be temporarily closed down to the extent and for the period of time the Facility is untenantable by reason of fire or other casualty or condemnation.

7.2                               Regulatory Compliance. Tenant, the Facility and the other portions of the Premises shall be subject to all CC&R’s promulgated by, or for the benefit of, condominium or other such associations or entities, as the same may be amended from time to time and Tenant, the Facility and the other portions of the Premises shall comply in all material respects with all of such CC&R’s, as well as all licensing and other laws and other use or maintenance requirements applicable to the Business conducted thereon and, to the extent applicable, all Medicare, Medicaid and other third-party payor certification requirements, including timely filing properly completed cost and other required reports, timely paying all expenses shown thereon, and ensuring that the Facility, to the extent required in connection with the then permitted use pursuant to Section 7.1(a), continues to be fully certified for participation in Medicare and Medicaid throughout the Term. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting the Facility, All inspection fees, costs and charges associated with a change of such licensure or certification shall be borne solely by Tenant. In addition, Tenant shall operate the Facility in full compliance with the applicable provisions of the Medicare Anti-Kickback Law, 42 U.S.C. 1320a-7(b), and the Stark Self-Referral Prohibition Act, 42 U.S.C. 1395nn, et. seq., as the same may be modified, supplemented or replaced from time to time, and all regulations promulgated thereunder from time to time.

7.3                               Quiet Enjoyment. So long as no Event of Default has occurred and is continuing, Landlord covenants that Tenant may peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Tenant, subject to Section 17 or Section 18.

8.                                      Acceptance, Maintenance, Upgrade, Alteration and Environmental.

8.1                               Acceptance “AS IS”; No Liens. Tenant acknowledges that it or an Affiliate has been in possession of and operating the Premises prior to the date of this Lease and is presently engaged in operations like the Business conducted at the Facility in the state where the Facility is located and has expertise in such industry and, in deciding to enter into this Lease, has not relied on any representations or warranties, express or implied, of any kind from Landlord with respect to the Premises. Tenant has examined the condition of title to and thoroughly investigated the Premises, has selected the Premises to its own specifications, has concluded that, as of the date hereof, no improvements or modifications are required to be made by Landlord in order to conduct the Business thereon, and accepts them on an “AS IS” basis and assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. It is expressly understood and agreed that any inspection by or on behalf of the Landlord of the business conducted at the Premises or of the Premises is for Landlord’s sole and exclusive benefit and is not directly or indirectly for the benefit of, nor should be relied in any manner upon by, Tenant, its subtenants or any other third party. Subject to its right to Protest set forth in Section 5.1, Tenant shall not cause or permit any lien, levy or attachment to be placed or assessed against any portion of the Premises or the operation thereof (a “Lien”) other than “Permitted Exceptions” as described on Exhibit C and any mortgage, lien, encumbrance, or other charge created by or resulting solely from any act or omission of Landlord.

8.2                               Tenant’s Maintenance Obligations. Tenant shall (i) keep and maintain the Premises in good appearance, repair and condition and maintain proper janitorial services, (ii) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep the Facility in good and lawful order and condition and in substantial compliance with all applicable requirements and laws relating to the business conducted thereon, including, if applicable certification for participation in Medicare and Medicaid, and (iii) keep and maintain all Landlord and Tenant Personal Property in good condition, ordinary wear and tear, casualty and condemnation excepted, and repair and replace such property consistent with prudent industry practice.

8.3                               INTENTIONALLY OMITTED.

8.4                               INTENTIONALLY OMITTED.

8.5                               Hazardous Materials. Tenant’s use of the Premises shall comply in all material respects with all Hazardous Materials Laws. If any Environmental Activities occur or are suspected to have occurred in material violation of any Hazardous Materials Laws or if Tenant has received written notice of any Hazardous Materials Claim against any portion of the Premises, Tenant shall promptly remedy any such violation or claim to the reasonable satisfaction of Landlord and in accordance in all material respects with all applicable governmental authorities, as required by Hazardous Materials Laws. Tenant and Landlord shall promptly advise one another in writing upon receiving written notice of (a) any Environmental Activities in material violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Tenant or Landlord in connection with the Premises (or any portion of the Premises); (c) any remedial action taken by Tenant or Landlord in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in material violation of any Hazardous Materials Laws; (d) any occurrence or condition on or in the vicinity of any portion of the Premises of which Tenant or Landlord, as applicable, has actual knowledge and that materially increases the risk that any portion of the Premises will be exposed to Hazardous Materials; and (e) all material communications to or from Tenant, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Premises, including copies thereof. Notwithstanding any other provision of this Lease, if any Hazardous Materials are discovered on or under any portion of the Facility in violation of any Hazardous Materials Law, the Term shall be automatically extended with respect to the Facility only and this Lease shall remain in full force and effect with respect to the Facility only until the earlier to occur of (i) the completion of all remedial action or monitoring, as reasonably approved by Landlord, in accordance with all Hazardous Materials Laws, or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease (which date may be subsequent to the date upon which the Term was to have expired). Notwithstanding the foregoing, unless the Initial Term of this Lease is renewed pursuant to Section 1, above, in no event shall the provisions of this Section 8.5 extend the Term for the Facility beyond December 31, 2027 as to the Facility; provided, however, that Tenant’s obligations to complete all remedial action or monitoring pursuant to this Section 8.5 shall survive any such termination of the Term. Landlord shall have the right, at Tenant’s sole cost and expense (including, without limitation, Landlord’s reasonable attorneys’ fees and costs) and with counsel chosen by Landlord, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims.

8.6                               Medical Waste. Tenant shall be responsible for all Medical Waste disposal for the Facility, which disposal shall be provided by a licensed medical waste hauler and shall comply in all material respects with all applicable laws, rules, regulations and orders. If Tenant elects to provide Medical Waste disposal services to the subtenants in the Facility, such services shall be provided in compliance in all material respects with all applicable laws, rules, regulations and orders.

9.                                      Tenant Property.

9.1                               Tenant Property. Tenant may obtain and install all items of furniture, fixtures, trade fixtures, supplies and equipment as Tenant determines are reasonably necessary or reasonably appropriate to operate the Premises (“Tenant Personal Property”). As used herein, “Tenant Intangible Property” means all the following at any time owned by Tenant in connection with its use of any portion of the Premises: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including all leases with subtenants and contracts with employees and third parties), deposit accounts, general intangibles and choses in action; refunds of any Taxes or Other Charges; if applicable, licenses and permits necessary or desirable for Tenant’s use of any portion of the Premises, any applicable certificate of need, occupancy or other similar certificate, and the exclusive right to transfer, move or apply for the foregoing and manage the business conducted at any portion of the Premises; and the right to use the name and any other trade or other name now or hereafter associated with its operation of the Premises.

9.2                               INTENTIONALLY OMITTED

9.3                               Waiver of Landlord’s Lien. Landlord hereby waives any statutory or common law lien that may be granted or deemed to be granted to Landlord in Tenant Personal Property or Tenant Intangible Property. Landlord agrees that, upon the request of any Person that shall be providing senior secured financing to Tenant, or a purchase money equipment financier or equipment lessor of Tenant, Landlord shall, at Tenant’s sole cost and expense, negotiate in good faith for the purpose of executing and delivering a commercially reasonable waiver or subordination of Landlord’s statutory lien rights, if any, and a consent and agreement with respect to the respective rights of Landlord and such Person regarding the security interests in, and the timing and removal of, any Tenant Personal Properly or Tenant Intangible Property which such Person has a secured interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and such Person, so long as such waiver and agreement (i) provides for the indemnification of Landlord against any claims by Tenant or any Person claiming through Tenant, and against any physical damage caused to the Premises, in connection with the removal of any of the Collateral by such Person, (ii) provides for a reasonable, but limited, time frame for the removal of such Collateral by such Person after the expiration of which same shall be deemed abandoned, and (iii) provides for the per diem payment of Rent due hereunder by such Person for each day following the date of the expiration or termination of this Lease that Landlord permits such Person’s Collateral to remain in the Premises.

10.                               INTENTIONALLY OMITTED.

11.                               Representations and Warranties. Each party represents and warrants to the other that: (i) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the state(s) where any portion of the Premises is located; and (iii) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

12.                               Events of Default. The occurrence of any of the following events will constitute an “Event of Default” on the part of Tenant, and there shall be no cure period therefor except as otherwise expressly provided:

(a)                                 Tenant’s failure to pay any Rent when due within two (2) Business Days after receipt of written notice from Landlord of such failure;

(b)                                 Tenant’s failure to pay when due Taxes, any Other Charges or other payments required to be made by Tenant under this Lease, which failure continues for ten (10) days after receipt of written notice from Landlord of such failure;

(c)                                  (i) The suspension or material limitation of any license, or, if applicable, the certification of any portion of the Premises for provider status under Medicare or Medicaid which would have a material adverse effect on the operation of the Facility for the then permitted use pursuant to Section 7.1(a); provided, however, if any such suspension or material limitation is curable by Tenant it shall not constitute an Event of Default if Tenant promptly commences to cure such breach and thereafter diligently pursues such cure to the completion thereof within the lesser of (x) the time period in which the applicable governmental agency has given Tenant to undertake corrective action or (y) one hundred eighty (180) days after the occurrence of any such suspension or material limitation; (ii) the revocation of any license or, if applicable, the certification of any portion of the Premises for provider status under Medicare or Medicaid which would have a material adverse effect on the operation of the Facility for the then permitted use pursuant to Section 7.1(a); (iii) the discontinuance of operations at the Facility, except as may be permitted pursuant to Sections 7.1 or 24.5; (iv) the failure to maintain any certificate of need or other similar certificate or license required to operate the Facility for the then permitted use in accordance with the provisions of Section 7.1, which failure would have a material adverse effect on the operation of the Facility; (v) the use of any material portion of the Premises other than as permitted pursuant to Section 7.1; or (vi) a default under the Real Estate Lease;

(d)                                 A default beyond any applicable cure period by Tenant (i) with respect to any obligation in excess of One Million dollars ($1,000,000.00) under any other lease, agreement or obligation between Tenant and Landlord or any of Landlord’s Affiliates, or (ii) in any payment of principal or interest on any obligations of borrowed money to third parties having an aggregate principal balance of One Hundred Million dollars ($100,000,000.00) or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause, or permit any Person to cause, such obligation to become due prior to its stated maturity;

(e)                                  A default beyond any applicable cure period by any Guarantor under the Guaranty;

(f)                                   Any material misrepresentation by Tenant under this Lease or in any written report, notice or communication made pursuant hereto from Tenant to Landlord with respect to Tenant, any Guarantor, or the Premises;

(g)                                 The failure to perform or comply with the provisions of Sections 6 or 16;

(h)                                 If (i) Tenant shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment of all or substantially all of its property for the benefit of creditors; or (ii) a receiver, trustee or liquidator shall be appointed for Tenant or the Facility if such appointment is not discharged within sixty (60) days after the date of such appointment; (iii) the filing by Tenant of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor’s relief; or (iv) the involuntary filing of such a petition against Tenant by any other party unless such petition is dismissed within ninety (90) days after filing; or

(i)                                    The failure to perform or comply with any other provision of this Lease not requiring the payment of money unless Tenant cures it either (i) within thirty (30) days after receipt of written notice from Landlord of such failure or (ii) if such default cannot with due diligence be so cured because of the nature of the default or delays beyond the control of Tenant and cure after such period will not have a materially adverse effect upon the Facility, then such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof and cures it within one hundred eighty (180) days after such notice from Landlord.

13.                               Remedies. Upon the occurrence and during the continuance of an Event of Default, Landlord may exercise all rights and remedies under this Lease and the laws of the state(s) where the Premises are located that are available to a lessor of real and personal property in the event of a default by its lessee. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet any of the Premises or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all expenses incurred by it in obtaining possession and reletting any of the Premises, including reasonable fees, commissions and costs of attorneys, architects, agents and brokers.

13.1                        General. Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following upon and during the continuance of an Event of Default: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach; (b) enter upon any portion of the Premises, terminate this Lease, dispossess Tenant from the Premises, by any available legal process, and/or collect money damages by reason of Tenant’s breach, including the acceleration of (i) all Rent which would have accrued after such termination, discounted at an annual rate equal to the then-current U.S. Treasury Note rate for the closest comparable term and taking into account any obligation on behalf of Landlord to mitigate its damages to the extent required by law, and (ii) all obligations and liabilities of Tenant under this Lease which survive the termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; and (d) (before or after repossession of the Premises pursuant to clause (b) above and whether or not this Lease has been terminated) relet any portion of the Premises to such tenant(s), for such term(s) (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting.

13.2                        Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of Landlord to insist at any time upon the strict performance of any provision of this Lease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. Landlord’s receipt of any rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be effective unless expressed in a writing signed by it.

13.3                        Performance of Tenant’s Obligations. If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant, and enter upon any portion of the Premises for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Tenant to Landlord upon Landlord’s written demand therefor.

13.4                        Limited Remedy Event of Defaults. Notwithstanding anything to the contrary herein contained, or any other provisions of this Lease or any other concurrent transaction document, if Landlord is exercising remedies due solely to the Events of Default described in clauses (c), (d), (e), (f) or (i) of Section 12 (“Limited Remedy Events of Default”), the aggregate amount Tenant shall be required to pay to Landlord from and after the date of the occurrence of such Limited Remedy Event of Default (the “Occurrence Date”) shall be limited to the sum of (i) (A) 89.9% of the fair market value of the Facility as of the commencement date less (B) the sum of the present value as of the Effective Date (using an annual discount rate equal to Fifteen and 65/100 percent (15.65%)) of all Rent received as of the Occurrence Date, (ii) any amounts of Taxes and Other Charges which are due and payable or have accrued under this Lease through the Occurrence Date, and (iii) any amounts of Taxes and Other Charges which are due and payable or have accrued under this Lease after the Occurrence Date while or so long as the Tenant remains in possession of the Premises after any Limited Remedy Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Premises in substantial compliance with the terms of this Lease.

14.                               INTENTIONALLY OMITTED.

15.                               Certain Landlord Rights.

15.1                        Entry and Examination of Records. Landlord and its representatives may enter any portion of the Premises at any reasonable time upon not less than twenty-four (24) hours written notice to Tenant (which notice may be transmitted in the form of electronic mail or other similar electronic means) to inspect the Premises for compliance with this Lease, to exhibit the Premises for sale, lease or mortgaging, or for any other reasonable purpose; provided that no such notice shall be required in the event of an emergency, upon and during the continuance of an Event of Default or to post notices of non-responsibility under any mechanic’s or materialmen’s lien law. No such entry shall unreasonably interfere with Tenant or any subtenants in the Facility or the business operated thereon. During normal business hours (and upon reasonable notice), Tenant will permit Landlord and its representatives (coordinated through Landlord) to examine and make abstracts from any of Tenant’s books and records (other than materials protected by the attorney-client privilege and materials which such person may not disclose without violation of a confidentiality obligation binding upon it); provided that, so long as no Event of Default has occurred and is continuing, Landlord shall not be entitled to exercise the foregoing rights more than once, in the aggregate, in any calendar year.

15.2                        Grant Liens. Any Lien or other encumbrance now existing and securing any borrowing or other means of financing or refinancing or otherwise shall provide for the recognition of this Lease and all Tenant’s rights hereunder. Subject to the foregoing sentence and Section 7.3, without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Lien, title retention agreement or other encumbrance upon the Premises, or any portion thereof or interest therein (including this Lease), whether to secure any borrowing or other means of financing or refinancing or otherwise. Upon the request of Landlord, Tenant shall subordinate this Lease to the Lien of any such encumbrance so long as (a) such encumbrance provides that it is subject to the rights of Tenant under this Lease and that so long as no Event of Default shall exist beyond any applicable cure period, Tenant’s occupancy shall not be disturbed if any Person takes possession of the applicable portion of the Premises through foreclosure proceedings or otherwise and (b) is otherwise in form and substance reasonably acceptable to Tenant.

15.3                        Estoppel Certificates. At any time upon not less than ten (10) days prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall have an authorized representative execute, acknowledge and deliver to the Requesting Party or its designee a written statement certifying (a) that this Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default currently exists on the part of the Responding Party, and to the Responding Party’s actual knowledge, on the part of the Requesting Party or specifying any such default, and (d) as to such other matters as the Requesting Party may reasonably request.

15.4                        Conveyance Release. If Landlord or any successor owner shall transfer any portion of the Premises in accordance with this Lease, they shall thereupon be released from all future liabilities and obligations hereunder arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner.

16.                               Assignment and Subletting.

16.1                        No Assignment or Subletting. Without the prior written consent of Landlord, which may be withheld or conditioned at its sole discretion, this Lease shall not, nor shall any interest of Tenant herein, be assigned or encumbered by operation of law, nor shall Tenant voluntarily or involuntarily assign, mortgage, encumber or hypothecate any interest in this Lease or sublet any portion of the Premises. Any foregoing acts without such consent shall be void and shall, at Landlord’s sole option, constitute an Event of Default giving rise to Landlord’s right, among other things, to terminate this Lease. An assignment of this Lease by Tenant shall be deemed to include: (a) entering into a management or similar agreement relating to the operation or control of any portion of the Premises with a Person that is not an Affiliate of Tenant; or (b) any change (voluntary or involuntary, by operation of law or otherwise, including the transfer, assignment, sale, hypothecation or other disposition of any equity interest in Tenant) in the Person that ultimately exert effective Control over the management of the affairs of Tenant or Guarantor as of the date hereof; provided that an initial public offering of Tenant or Guarantor shall not be deemed to be an assignment of the Lease so long as thereafter less than twenty five percent (25%) of the voting stock of Tenant or Guarantor, as applicable, is held by any Person or related group that did not have such ownership before the initial public offering.

16.2                        Permitted Assignments and Sublets.

(a)                                 Notwithstanding Section 16.1 above, Tenant may, without Landlord’s prior written consent, assign this Lease or sublet the Premises or any portion thereof to an Affiliate of Tenant or any Guarantor if all of the following are first satisfied: (i) such Affiliate fully assumes Tenant’s obligations hereunder; (ii) Tenant remains fully liable hereunder and any Guarantor remains fully liable under its guaranty; (iii) the use of the applicable portion of the Premises shall comply with Section 7.1, above; (iv) Landlord shall be provided the proposed form and content of all documents for such assignment or sublease on or before the date that is twenty (20) days prior to such assignment or sublease, and (v) Landlord shall be provided executed copies of all such documents within fifteen (15) Business Days after such assignment or sublease.

(b)                                 Notwithstanding Section 16.1 above, Landlord’s consent shall not be required for any assignment of this Lease or change of Control of Tenant or Guarantor if the consolidated net worth of the successor Tenant (in the case of an assignment) or Tenant (in the case of a change of Control of Tenant), as applicable (such entity “Resulting Tenant”) or, successor Guarantor (in the case of an assignment) or Guarantor (in the case of a change of Control of Guarantor), as applicable (such entity, “Resulting Guarantor”) immediately after the effectiveness of the assignment or change of Control is equal to or greater than Three Hundred Million Dollars ($300,000,000.00) (such assignment or change of Control, a “Strong Tenant/Guarantor Transfer”), and each of the following conditions is met: (i) Resulting Tenant and/or Resulting Guarantor, or the officers, directors or managers thereof or of the Person that controls Resulting Tenant or Resulting Guarantor, as applicable, has sufficient operating experience and history with respect to the Business of the Facility as had Tenant or Guarantor, as applicable (or the officers, directors or managers thereof or of the Person that controls Tenant or Guarantor) immediately prior to the Strong Tenant/Guarantor Transfer, or has retained a management company with such expertise to manage the Facility; (ii) after a Strong Tenant/Guarantor Transfer, the Resulting Tenant and/or Resulting Guarantor, if different than the Tenant or Guarantor immediately prior to such Strong Tenant/Guarantor Transfer, shall assume all of the obligations of Tenant under the Lease and Guarantor under the Guaranty accruing subsequent to the effective date of such Strong Tenant/Guarantor Transfer by a written instrument in form and substance reasonably satisfactory to Landlord (the “Lease/Guaranty Assumption”); and (iii) no Event of Default shall have occurred and be continuing hereunder. A Person shall be deemed to have “sufficient operating experience and history” if, immediately prior to the Strong Tenant/Guarantor Transfer, such Person (together with its Affiliates and/or officers, directors and managers) (x) operated or managed (whether directly or through its operating subsidiary(ies)) at least twelve (12) Facility engaged in the Business of the Facility (or the number of such Facility operated and/or managed by Guarantor, whichever is less) and (y) has been in the business of operating or managing such Facility for at least three (3) years (or for such period as Guarantor has been in such business, whichever is less). Upon delivery of the Lease/Guaranty

Assumption, Landlord shall release Tenant from any liability under the Lease and Guarantor from any liability under the Guaranty first accruing from and after the effective date of such Strong Tenant/Guarantor Transfer.

(c)                                  Notwithstanding Section 16.1 above, Tenant may, (i) without Landlord’s prior written consent, sublet portions of the Facility in the ordinary course of Tenant’s business to subtenants of the Facility for customary uses ancillary to Tenant’s permitted use including, pharmacy, physical therapy, and sundry providers, and (ii) subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, sublet all or any portion of the Premises, in each case using a form of sublease reasonably approved by Landlord.

(d)                                 Notwithstanding Section 16.1 above and subject to Tenant’s obligations pursuant to Section 9.2, Tenant shall have the right from time to time during the Term hereof and without Landlord’s further approval, written or otherwise, to grant and assign a security interest in Tenant’s interest in all Tenant Personal Property or other property of Tenant that is not a part of the Premises to Tenant’s lenders. In addition, Tenant may grant and assign a mortgage or other security interest in Tenant’s interest in this Lease to Tenant’s lenders in connection with Tenant’s financing of Tenant’s interest in this Lease provided that: (i) Tenant pays all reasonable costs, expenses and charges of Landlord incident to the granting of any such mortgage or other security interest, including Landlord’s reasonable attorneys’ fees and expenses and (ii) Landlord has approved, in its reasonable discretion, the form of leasehold mortgage pursuant to which Tenant is granting a leasehold mortgage or other security interest in this Lease.

(e)                                  Tenant hereby acknowledges that an assignment, subleasing or other transfer of the Premises or a portion thereof under this Section 16 will cause Landlord to incur administrative and other expenses not contemplated under this Lease. Accordingly, prior to or concurrently with an assignment, sublease or other transfer of the Premises or a portion thereof pursuant to Section 16.1 or Sections 16.2, Tenant shall reimburse Landlord for any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection with such assignment, sublease, or other similar transfer.

(f)                                   In no event shall Tenant sublet any portion of the Premises on any basis such that the rental to be paid by the sublessee would be based, in whole or in part, on either the income or profits derived by the business activities of the sublessee, or any other formula, such that any portion of the sublease rental received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the U.S. Internal Revenue Code, or any similar or successor provision thereto.

17.                               Damage by Fire or Other Casualty. Tenant shall promptly notify Landlord of any material damage or destruction of any portion of the Premises and diligently repair or reconstruct such portion of the Premises in a good and workman like manner to a like or better condition than existed prior to such damage or destruction. So long as no Event of Default exists, any award of insurance proceeds up to and including One Hundred Thousand Dollars ($100,000.00) shall be paid directly to Tenant. In the event that any award of net insurance proceeds payable with respect to the casualty are in excess of One Hundred Thousand Dollars ($100,000.00), such insurance proceeds (i) shall be paid directly to Landlord, and (ii) if no Event of Default exists, shall be made available to Tenant for the repair or reconstruction of the applicable portion of the Premises subject to the following disbursement requirements:

(a)                                 prior to commencement of restoration, the architects, contracts, contractors, plans and specifications, payment and performance bond from the general contractor for the work and a budget for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned;

(b)                                 Tenant shall possess such additional funds which Landlord reasonably determines are needed to pay all costs of the repair or restoration and such Tenant funds shall be made available by Tenant as required to pay for the costs of the restoration;

(c)                                  at the time of any disbursement, except as permitted pursuant to Section 5.1, no mechanics’ or materialmen’s liens shall have been filed against any of the Premises and remain undischarged;

(d)                                 disbursements shall be made from time to time (within reasonable time frames to perform and complete the restoration, but not more frequently than monthly) in an amount not exceeding the cost of the restoration completed since the last disbursement, upon receipt of (i) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the restoration to date in a good and workmanlike manner in accordance with all material respects with the contracts, plans and specifications, (ii) waivers of liens, and (iii) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested; and

(e)                                  each request for disbursement shall be accompanied by a certificate of Tenant, signed by an officer of Tenant, describing the restoration for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such restoration and, upon completion of the restoration, also stating that the restoration has been fully completed and complies with the applicable requirements of this Lease.

If such proceeds are insufficient, Tenant shall provide the required additional funds; if such proceeds are more than sufficient, the surplus shall belong and be paid to Tenant upon completion of the restoration in accordance with the requirements of this Lease. Tenant shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce or offset rent by reason of any damage or destruction of any portion of the Premises of any amount by reason of an insured or uninsured casualty.

If at any time during the last two (2) years of the Term, fire or other casualty shall render the whole or any portion of the Facility untenantable and the Facility (or any portion thereof) cannot reasonably be expected to be repaired within two hundred seventy (270) days from the date of such event, then Tenant, by notice in writing to Landlord within ninety (90) days from the date of such damage or destruction, may terminate this Lease with respect to the Facility effective upon a date within thirty (30) days from the date of such notice in which event (i) the insurance proceeds payable with respect to the casualty to the Facility (except to the extent related to Tenant Personal Property) shall be paid to Landlord, and (ii) this Lease shall be deemed terminated as to the Facility and Rent due hereunder shall be reduced by the product of (x) the amount of the then current Rent, and (y) a fraction, the numerator of which is the portion of Landlord’s Investment allocated to the Facility and the denominator of which is Landlord’s Investment.

18.                               Condemnation. Except as provided to the contrary in this Section 18, this Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Tenant hereby waives all rights under applicable law to abate, reduce or offset Rent by reason of such taking. If during the Term all or substantially all (a “Complete Taking”) or a smaller portion (a “Partial Taking”) of the Facility is taken or condemned by any competent public or quasi-public authority, then (a) in the case of a Complete Taking, Tenant may at its election made within thirty (30) days of the effective date of such Taking, terminate this Lease with respect to the Facility and the current Rent shall be equitably abated as of the effective date of such termination, or (b) in the case of a Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the applicable portion of the Premises. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit B. In the event this Lease is terminated as to the Facility under this Section 18, then the Rent due hereunder shall be reduced by the product of (i) the amount of the then current Rent, and (ii) a fraction, the numerator of which is the portion of Landlord’s Investment allocated to the Facility and the denominator of which is Landlord’s Investment. Landlord alone shall be entitled to receive and retain any award for a taking or condemnation other than a temporary taking; provided, however. Tenant shall be entitled to submit its own claim in the event of any such taking or condemnation with respect to the value of (u) Tenant’s leasehold interest in any portion of the Premises, (v) the relocation costs incurred by Tenant as a result thereof, (w) Tenant Personal Property, (x) other tangible property, (y) moving expenses, and/or (z) loss of business, if available. In the event of a temporary taking of less than all or substantially all of the Premises, Tenant shall be entitled to receive and retain any and all awards for the temporary taking and the Rent due under this Lease shall be not be abated during the period of such temporary taking.

19.                               Indemnification. Tenant agrees to protect, indemnify, defend and save harmless Landlord, its directors, officers, shareholders, agents and employees (each an “Indemnitee”) from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including punitive but excluding consequential damages) of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with (unless caused by an Indemnitee) this Lease, the Premises or the operations of Tenant on any portion of the Premises, including (a) the breach by Tenant of any of its representations, warranties, covenants or other obligations hereunder, (b) any Protest, and (c) all known and unknown Environmental Activities on any portion of the Premises, Hazardous Materials Claims or violations by Tenant of a Hazardous Materials Law with respect to any portion of the Premises, except to the extent such Environmental Activities, Hazardous Materials Claims or violations arise out of any negligent or willful act or omission of Landlord or its affiliates, employees or agents. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Landlord believes is covered by this indemnity, it shall promptly give Tenant written notice of such matter. If Landlord does not elect to defend the matter with its own counsel at Tenant’s expense, Tenant shall then defend Landlord at Tenant’s expense (including Landlord’s reasonable attorneys’ fees and costs) with legal counsel reasonably satisfactory to Landlord and Tenant’s insurer. The obligations of Tenant under this Section 19 shall survive any termination, expiration, or rejection in bankruptcy of this Lease, but only with respect to matters that arose, occurred, or existed prior to such termination, expiration, or rejection.

20.                               Disputes. If any party brings any action to interpret or enforce this Lease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys’ fees and costs as awarded by the court in addition to all other recovery, damages and costs. EACH PARTY

HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, TENANT’S USE AND OCCUPANCY OF ANY PORTION OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

21.                               Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Lease shall be in writing and sent by personal delivery, U.S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

*If to Tenant, which has appointed	If to Landlord:
21st Century Oncology, Inc.
as agent/attorney-in-fact:

21st Century Oncology, Inc.	Theriac Enterprises of Troy, LLC
2270 Colonial Blvd.	6321 Daniels Pkwy, Suite 200
Ft. Myers, Florida 33907	Ft. Myers, Florida 33912
Attn: Chief Financial Officer	Attn: Jay Bunnell

*Name of Tenant	Facsimile: (239) 936-5485

With a copy to:	With a copy to:

21st Century Oncology, Inc.	Henderson Franklin Law Firm
1010 Northern Boulevard, Suite 314	P.O. Box 280
Great Neck, NY 11021	1715 Monroe Street
Attn: EVP-General Counsel.	Ft. Myers, FL 33901
Facsimile: (513) 301-5778	Attn: Bruce E. Sands, Esq.
Facsimile: (239) 344-1546

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.

22.                               Miscellaneous. Since each party has been represented by counsel and this Lease has been freely and fairly negotiated, all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Lease should be deemed or construed to constitute an extension of credit by Landlord to Tenant, if a portion of any payment made to Landlord is deemed to violate any applicable laws regarding usury, such portion shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and if Tenant discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Tenant on the Termination Date. If any part of this Lease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following Business Day. Whenever the words “including”, “include” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words day or days are used in this Lease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. The titles and headings in this Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any “Section” mean a section of this Lease (including all subsections), to any “Exhibit” or “Schedule” mean an exhibit or schedule attached hereto or to “Medicare” or “Medicaid” mean such programs and shall include any successor program. If more than one Person is Tenant hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Lease. This Lease (a) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in one or more facsimile or electronic counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the conflict of laws rules thereof, provided that the law of the State in which the Facility is located (each a “Situs State”) shall govern procedures for enforcing, in the respective Situs State, provisional and other remedies directly related to the Facility and related personal property as may be required pursuant to the law of such Situs State, including without limitation the appointment of a receiver; and, further provided that the law of the Situs State also applies to the extent, but only to the extent, necessary to create, perfect and foreclose the security interests and liens created under this Lease, and (f) incorporates by this reference any Exhibits and Schedules attached hereto.

23.                               Right of First Refusal.

(a)                                 During the Term and subject to the terms and conditions and except as otherwise expressly provided in this Section 23. Tenant shall have a right of first refusal to purchase the entire Property subject to a Third Party Offer (as defined below). Within five (5) Business Days of Landlord’s decision to accept a Third Party Offer (or its acceptance of such offer subject to the right of first refusal granted herein) Landlord shall deliver to Tenant a written notice (the “Offer Notice”) (i) stating that Landlord is prepared to accept (or has already accepted subject to the right of first refusal granted herein) the applicable Third Party Offer, (ii) identifying the Facility, and (iii) describing the material terms and conditions (including purchase price and earnest money deposit) under which the third party proposes to purchase the Facility.

(b)                                 As used herein, “Third Party Offer” shall mean a written offer, proposal, letter of intent or similar instrument setting forth the material terms and conditions under which a third party which is not an Affiliate of Landlord proposes to enter into a purchase of the Property.

(c)                                  Tenant shall have fifteen (15) Business Days from its receipt of an Offer Notice to elect to purchase the Facility by delivery of written notice of such election to Landlord (the “Purchase

Notice”). For the avoidance of doubt, Tenant may only elect to purchase all of the Facility and may not elect to purchase some but not all of the Facility.

(d)                                 Landlord and Tenant shall have a period of thirty (30) days from Landlord’s receipt of the Purchase Notice (the “Purchase Agreement Period”) to negotiate in good faith a purchase and sale agreement and related documentation necessary to complete the disposition of the Facility (the “Purchase Documentation”). The Purchase Documentation shall contain the purchase price, earnest money deposit, and other material terms and conditions contained in the Third Party Offer. In the event Landlord and Tenant enter into the Purchase Documentation within the Purchase Agreement Period, then the transaction that is the subject of such Purchase Documentation shall be consummated within thirty (30) days of the execution thereof (the “Closing Date”).

(e)                                  in the event that (i) Tenant does not timely provide the Purchase Notice, (ii) Landlord and Tenant are unable to agree upon the Purchase Documentation within the Purchase Agreement Period, or (iii) following execution of the Purchase Documentation, the transaction that is the subject thereof is not consummated on or before the Closing Date as a result of a default by Tenant in its obligations under the Purchase Documentation, then Landlord shall be free to sell the Facility to the third party who submitted the Third Party Offer on terms not materially more favorable to the acquiring party than are set forth in the applicable Third Party Offer. If such sale is not consummated within thirty (30) days following the Purchase Agreement Period, or if at any time Landlord agrees with such third party to modify the terms of the proposed transaction in a manner materially more favorable to the third party, Tenant’s right of first refusal as granted herein shall be reinstituted and Landlord shall give Tenant prompt written notice of the same.

(f)                                   Notwithstanding anything in this Section 23 which may be construed or interpreted to the contrary, the terms of this Section 23 (including the right of first refusal granted herein) shall not apply to any of the following: (i) any sale, transfer, or other disposition of the Premises or any portion thereof to any Affiliate, parent, or subsidiary of Landlord or to a joint venture entity, relationship, partnership or similar business arrangement in which Landlord or any of Landlord’s Affiliates is the managing member or general partner and holds at least a twenty five percent (25%) equity ownership interest, (ii) to any merger, business combination, or similar transaction involving all or substantially all of the assets of Landlord and its Affiliates; or (iii) any judicial or non-judicial foreclosure sale or deed in lieu of foreclosure pursuant to any mortgage or deed of trust now or hereafter encumbering the Premises or any portion thereof in favor of an unaffiliated third party.

(g)                                 In the event Tenant purchases the Facility pursuant to this Section 23, this Lease shall terminate as to the Facility and the Rent due hereunder shall be reduced by the product of (i) the amount of the then current Rent, and (ii) a fraction, the numerator of which is the portion of Landlord’s Investment allocable to the Facility and the denominator of which is Landlord’s Investment.

24.                               Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Premises and Tenant as the lessee of such Premises including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Premises, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for federal income tax purposes.

IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first written above.

Signed, sealed and delivered in the presence of:

TENANT:

Michigan Radiation Therapy Management
Services, Inc., a Michigan corporation

/s/ Joseph Biscardi	By:	/s/ Bryan J. Carey
Witness #1 Signature		Bryan J. Carey, Senior Vice President

Joseph Biscardi
Witness #1 Typed/Printed Name

/s/ Simon Benson
Witness #2 Signature

Simon Benson
Witness #2 Typed/Printed Name

LANDLORD:

Theriac Enterprises of Troy, LLC, a Florida limited
liability company

/s/ James Bunnell	By:	TEM, LLC, a Florida limited liability
Witness #l Signature		company, its Manager
(FL Document # L06000088324)

James Bunnell
Witness #1 Typed/Printed Name

/s/ Stacy C. Cropper		By:	/s/ Daniel E. Dosoretz
Witness #2 Signature			Daniel E. Dosoretz, Managing Member

Stacy C. Cropper
Witness #2 Typed/Printed Name

THE GUARANTOR IS MADE A PARTY HERETO SOLELY AS TO ITS ACKNOWLEDGMENTS AND OBLIGATIONS UNDER THE INTRODUCTORY PARAGRAPHS TO THIS LEASE:

Signed, sealed and delivered in the presence of:	GUARANTOR:
21ST CENTURY ONCOLOGY, INC.

/s/ Joseph Biscardi	By:	/s/ Bryan J. Carey
Witness #1 Signature		Bryan J. Carey, Senior Vice President

Joseph Biscardi
Witness #1 Typed/Printed Name

/s/ Simon Benson
Witness #2 Signature

Simon Benson
Witness #2 Typed/Printed Name

EXHIBIT A

LEGAL DESCRIPTION

Land in the City of Troy, County of Oakland, State of Michigan:

A part of the Northeast ¼of Section 17, Town 2 North, Range 11 East, City of Troy, Oakland County, Michigan, more particularly described as: Commencing at the Northeast corner of Section 17; thence South 02 degrees 34 minutes 54 seconds East, 545.56 feet along the East line of Section 17; thence South 87 degrees 34 minutes 47 seconds West, 90 feet to the point of beginning, said point also being a point on the westerly right of way line of Crooks Road (150 feet wide), thence South 02 degrees 34 minutes 54 seconds East, 456.80 feet along said westerly right-of-way line of CrooksRoad (150 feet wide) to a point on the northerly right of way line of Investment Drive (86 feet wide); thence South 87 degrees 25 minutes 06 seconds West, 772.03 feet along said northerly line of Investment Drive (86 feet wide); thence North 02 degrees 34 minutes 54 seconds West, 576.97 feet; thence South 87 degrees 34 minutes 47 second West, 62.12 feet; thence North 02 degrees 12 minutes 44 seconds West, 100.00 feet; thence North 87 degrees 34 minutes 47 seconds East, 522.75 feet; thence South 02 degrees 34 minutes 48 seconds East, 218.00 feet; thence North 87 degrees 34 minutes 47 seconds East 310.76 feet to the point of beginning and containing 10.57 acres.

Tax Item No. 20-17-226-009

EXHIBIT B

FAIR MARKET VALUE

“Fair Market Value” or “Fair Market Rent” means the fair market value (or fair market rent, as applicable) of the Premises or applicable portion thereof on a specified date as agreed to by the parties, or failing such agreement within ten (10) days of such date, as established pursuant the following appraisal process. Each party shall within ten (10) days after written demand by the other select one MAI Appraiser to participate in the determination of Fair Market Value or Fair Market Rent, as applicable. For all purposes under this Lease, the Fair Market Value shall be the fair market value of the Premises or applicable portion thereof unencumbered by this Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Value (or, as applicable, Fair Market Rent) of the Premises or applicable portion thereof within thirty (30) days of the selection of the third appraiser. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by Landlord, such appraisal shall be made on a basis consistent with the basis on which the Premises or applicable portion thereof were appraised at the time of then acquisition by Landlord. Tenant shall pay the fees and expenses of any MAI Appraiser retained pursuant to this Exhibit.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value (or, as applicable, fair market rent) of the Premises or applicable portion thereof in accordance with the provisions of this Exhibit and the Fair Market Value (or Fair Market Rent) so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply at Tenant’s expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises or applicable portion thereof are located to name the third (3rd) MAI Appraiser.

Within five(5) days after completion of the third (3rd) MAI Appraiser’s appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value (or, as applicable, fair market rent) of the Premises or applicable portion thereof. If a majority are unable to determine the fair market value (or fair market rent) at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Value (or, as applicable, Fair Market Rent). If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be such Fair Market Value (or, as applicable, Fair Market Rent). If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value (or Fair Market Rent). In any event, the result of the foregoing appraisal process shall be final and binding.

“MAI Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in the state(s) where the Premises or applicable portion thereof are located and who has substantial experience in performing appraisals of Facility similar to the Premises or applicable portion thereof and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

EXHIBIT C

PERMITTED EXCEPTIONS

1.                                      The standard printed exceptions, conditions and exclusions from coverage contained in the standard coverage owner’s title policy then prevailing in use at the title company that consummates the sale transaction.

2.                                      Any matters which an accurate survey of the Premises may show.

3.                                      Real property taxes and assessments.

4.                                      Any matters shown as title exceptions in the ALTA Owner’s Policy of Title Insurance obtained by Landlord in connection with its acquisition of the Premises.

5.                                      Such other matters burdening the Premises which were created with the consent or knowledge of Tenant or arising out of Tenant’s acts or omissions.

EXHIBIT D

CERTAIN DEFINITIONS

For purposes of this Lease, the following terms and words shall have the specified meanings:

ENVIRONMENTAL DEFINITIONS

“Environmental Activities” shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from any portion of the Premises or located on or present on or under any portion of the Premises.

“Hazardous Materials” shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants as to which liability or standards of conduct are imposed under Hazardous Materials Laws, which pose a hazard to any portion of the Premises or to Persons on or about any portion of the Premises or cause any portion of the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards; (f) radon gas; and (g) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority because of its dangerous or deleterious properties or characteristics or would pose a hazard to the health and safety of the occupants of any portion of the Premises or the owners and/or occupants of property adjacent to or surrounding any portion of the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

“Hazardous Materials Claims” shall mean any and all enforcement, clean-up, removal or other governmental or regulatory actions, claims or orders threatened, completed or instituted pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any portion of the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any laws, ordinances, regulations, rules having the force and effect of law, or orders relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

OTHER DEFINITIONS

“Affiliate” shall mean with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York, or in the municipality wherein the Facility is located are closed.

“CC&R’s” shall mean covenants, conditions and restrictions or similar use, maintenance or ownership obligations encumbering or binding upon the real property comprising the Facility.

“Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Consumer Price Index or CPI” shall mean the Consumer Price Index as now published by the U.S. Bureau of Labor Statistics under the caption: “United States City Average for Urban Wage Earners and Clerical Workers All Items,” or any revision or equivalent thereof hereafter published by that Bureau, or if there ceases to be any such publication, any substantially equivalent Price Index generally recognized as authoritative, designated by Landlord.

“Medical Waste” shall mean all medical waste as defined by California Health and Safety Code §117690, as amended or supplemented. If a Situs State has a comparable statute that defines “medical waste”, Medical Waste for purposes of all Facility in such Situs State shall have the meaning set forth in such statute.

“Landlord’s Investment” shall mean, as to any particular Facility, the amount shown for the Facility on Exhibit F hereof.

“Net Worth” means with respect to any Person, the amount by which such Person’s Total Assets exceeds Total Liabilities.

“Person” shall mean any individual, partnership, association, corporation, limited liability company or other entity.

“Total Assets” means all assets of a Person determined on a consolidated basis in accordance with generally accepted accounting principles.

“Total Liabilities” means all liabilities of a Person (excluding deferred tax liability) determined on a consolidated basis in accordance with generally accepted accounting principles.

EXHIBIT E

INTENTIONALLY OMITTED.

EXHIBIT F

LANDLORD’S INVESTMENT

				Landlord’s
#	Location	Street Address	State	Investment

1	Troy	4550 Investment Drive, Suite B111	MI	$3,358,091